Exhibit 99.1

                       Daybreak Oil and Gas, Inc.
601 West Main Ave    Suite 1012                Spokane, WA   99201
Office: (509) 232-7674                            Fax: (509) 455-8483

June 21, 2007

Dear Daybreak Oil and Gas Shareholders:

Daybreak Oil and Gas is actively working to position itself as a productive participant in the small-to-mid range company size of the energy sector. Over the past year, Daybreak has acquired interests in three large and exciting oil and gas play areas through land acquisition and by active drilling. In addition, Daybreak is participating in two field re-entry and exploration projects considered to have significant upside potential. These projects are the result of extensive industry-networking and partnerships established by the Company over the past two years.

By acquiring these substantial acreage positions; seismic data and interpretations; and interests in several producing wells, Daybreak has made two important new discoveries. These activities over the past year have transformed Daybreak from a small start-up to a production company. At present, we are implementing a new and aggressive business plan to allow Daybreak Oil and Gas to achieve successful growth in both cash flow and reserves.

In the future, Daybreak will be bringing updated information directly to its shareholders through the use of its website and email subscriptions. After you have had a chance to read this letter, please visit website at www.daybreakoilandgas.com and register your email address for future shareholder information releases.

The following are the results from our recent drilling and acquisition activity:

KROTZ SPRINGS PROJECT, St Landry Parish, Louisiana

During the first quarter of 2007, Daybreak participated, as Operator, in drilling the Krotz Springs Prospect. Drilling and completion costs are estimated at $9.2 million. Daybreak has a 12.5% working interest and a 9.13% net revenue interest in this project. We anticipate that we will start to receive production checks in July of 2007 from this well.

The Krotz Springs drilling objectives were sandstone reservoirs in the Cockfield Formation atop the broad structural crest of Krotz Springs Field. The Haas-Hirsch No. 1 well, which was spudded in January 2007, encountered 18 feet of gas pay in the First Cockfield and 12 feet of gas pay in the Second Cockfield Sand, as indicated by open-hole log evaluations.  This well experienced several problems while drilling contributing to the extended drilling time.  Ultimately, we were successful in drilling a second side track hole to total measured depth of 11,030 feet.

The well was perforated and opened to testing on May 5, 2007 in the Second Cockfield Sand, the deeper of the two reservoirs.  Initial flow rates were reported at up to 900 Mcf (Thousand Cubic Feet) per day with no liquids. Flowing tubing pressure (FTP) was in the range of 600 psi. The well has been connected to a gas gathering pipeline system to flow to sales while flow rates and pressures are monitored. Current daily production, on a 5/64 choke, is 800 Mcf of gas and 27 barrels of condensate at 1175 psi FTP. Testing of the First Cockfield will be contingent upon the long-term deliverability of the Second Cockfield Sand. Other potential drilling locations have been identified in the Krotz Springs project area.

TUSCALOOSA PROJECT, Tensas and Franklin Parishes, Louisiana

Daybreak drilled two wells in this project area during the last quarter of 2006, the Tensas Farms et al “F No. 3” well and, the Tensas Farms et al “B No. 1” well. The F-3 well, located in Tensas Parish, was drilled in a pool discovery known as the Three Buck Bayou Field. This field was originally discovered through the drilling of the Tensas Farms et al “F No. 1” well. The F-3 was placed into production on March 23, 2007, following completion of a 1.5 mile pipeline tie-in to our production facilities at the F-1 location. The F-3 well is currently producing at a daily rate of approximately 550 Mcf of gas and 30 barrels of condensate at 2300 psi FTP. Drilling and completion costs were approximately $1.82 million. Daybreak has a 47.75% working interest and a 35.9% net revenue interest in this well. We have been receiving production checks since April 2007 from this well.

The Tensas Farms et al “B No. 1” well was drilled in Franklin Parish to test the Basal Tuscaloosa sandstone; however commercial production was not established. The reservoir may have been damaged during drilling to a degree where stimulation is likely required to achieve acceptable flow rates. Logs and samples indicated this zone should be productive and Daybreak is examining the merits of hydraulic fracture stimulation of the zone. Drilling and completion costs were approximately $1.36 million. Daybreak has an 88% working interest and a 65.9% net revenue interest before payout (BPO) in this well.

The original discovery well, the Tensas Farms et al “F No. 1”, was drilled in January of 2006 and tied into a local pipeline gathering system in June 2006. This well commenced production at a daily rate of approximately 1,000 Mcf of gas and 40 barrels of condensate per day. Water flow became an issue after three months of production and was interpreted to be from a failure of the cement bond between the production casing and the open-hole, which allowed an influx of water from water-bearing zones below the productive gas interval. A remedial cement “squeeze” operation was performed in January 2007; however, this did not eliminate the water influx.  An application to dispose of produced water down the annulus of the surface casing is pending with Louisiana regulatory authorities. Daybreak believes the well can be produced at attractive economic rates if the water disposal is handled in this manner. The F-1 well is expected to return to production during the second quarter of this year. Daybreak has an 88% working interest and a 66% net revenue interest BPO in this project.

Daybreak and its partners have accumulated participating interests in more than 20,000 net acres covering the most prospective trend of Tuscaloosa sands currently identified by 3-D seismic control.  Daybreak, through the interpretation of the 3-D seismic, has potentially identified an additional 20 drill-ready targets in the Basal Tuscaloosa play. In spite of the challenging production difficulties encountered on the F-1 and B-1 wells, we believe this may represent an extensive productive trend. Daybreak is well positioned to benefit from future drilling in this trend.  Daybreak has been the Operator of the Tuscaloosa project since November 1, 2006.

In addition to the Basal Tuscaloosa play, two other potential oil bearing zones have been identified from drilling results and seismic interpretation.  These possible objectives remain untested at present; however, analysis of the exploration upside is underway.

SAXET FIELD, Nueces County, Texas

Located in the city limits of Corpus Christi, Texas, near the airport, this field is one of our two re-entry field projects. Daybreak is a non-operator in the Saxet Field project. Five wells have been re-entered since August 2006, with three being completed as producers and the other two wells being used as salt water disposal wells (SWDW). Up to two additional re-completions are being considered for 2007.

Daybreak has paid re-completion costs of about $575,000 for the five wells. We have approximately a 19% working interest and a net revenue interest of 14.25% in this project.

EAST GILBERTOWN FIELD, Choctaw County, Alabama

Located near the Mississippi – Alabama border, this field is our other well re-entry project. The East Gilbertown Field has been in production since the late 1940’s. We have been involved in this project since late December 2006. The initial work program, which began earlier this year, has increased gross production from approximately 25 barrels of oil per day (BOPD) to 60 BOPD. Our geological and engineering data suggests substantial oil resources may remain in place to be recovered.

Based on an independent third-party geological evaluation, several infill drilling locations for the Eutaw sands and Selma Chalk have been identified.  If successful, each well could add incremental production at rates in the range of 20-40 BOPD.  A number of re-completions and new-drill wells are being considered for further technical review.

Daybreak has recently applied to Alabama regulatory authorities to become the operator of this field.

Daybreak has recently increased its working interest in this field to 12.5% by paying $250,000 in re-completion costs. We have approximately a 9.38% net revenue interest in this project.

EAST SLOPES, Kern County, California

Daybreak and its partners have leased more than 14,500 net acres in Kern County California.  The group is currently negotiating a joint venture farm-out of a portion of its working interests to a third party. If successful, in exchange for this earned interest, the third party will pay 100% of the costs to acquire a new 3-D seismic program. This seismic survey will be the first modern data acquired over virtually the entire acreage area. Drilling targets are at depths of 2,500 to 4,000 feet and are therefore relatively inexpensive to drill. The current leasehold in this area gives Daybreak an opportunity to participate in a relatively large emerging play in California.

In addition to the Kern County project, Daybreak and its partners have leased approximately 5,000 net acres in Tulare County. The heavy oil produced in California still attracts a nearly undiscounted oil price, making this state an attractive place to explore for such heavier crude.

Daybreak currently has a 50% working interest in this project and has spent approximately $365,000 in leasehold acquisitions and expenses.

MANAGEMENT ADDITIONS

Due to our growth and success during 2006, Daybreak has been able to attract additional management with expertise in the oil and gas industry. In January of 2007, Tim Lindsey joined the Board of Directors. Mr. Lindsey has over thirty years of technical and executive leadership experience in global oil and gas exploration, production, technology, and business development.  Mr. Lindsey was Senior Vice-President of Exploration with The Houston Exploration Company, a U.S. independent; and has held various senior management positions in both domestic and international exploration and business development during a 27 year career with Marathon Oil Company, a worldwide integrated major.

CONCLUSION

In our opinion, the dynamic fluctuations in global political and social stability will continue to create intense interest in securing domestic energy supplies.  The nation’s declining production and reserves, even in the environment of increased oil and gas prices, suggests a premium for those companies that create value through successful exploration and production activities.

Daybreak is in the fortunate position to be at the center of the domestic energy economy.  As we continue to build a select portfolio of exciting projects, management and the Board of Directors are confident that we will be among the successful U.S. producers.  We are proud of our accomplishments thus far; and thank our shareholders, customers, employees, partners and suppliers for their continued commitment and confidence in our ability to execute the program to achieve profitable growth.

Robert N. Martin	Dale B. Lavigne	Eric L. Moe
President	Chairman of the Board	Chief Executive Officer

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995: Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Information contained herein contains “forward-looking statements” which can be identified by the use of forward-looking terminology such as “believe”, “expect”, “may”, “should”, “up to”, “approximately”, “likely”, or “anticipates” or the negative thereof or given that the future results covered by such forward looking statements will be achieved. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.